Exhibit 99.1

Immediate Release
Contact: Patrick Nolan
248.754.0884

BorgWarner Reports 2025 Results and Provides 2026 Guidance
Returned Approximately $630 Million to Shareholders in 2025
Strategically Enters Data Center Market with Turbine Generator System Award

Auburn Hills, Michigan, February 11, 2026 – BorgWarner Inc. (NYSE: BWA) today reported fourth quarter and full-year 2025 results and provided 2026 guidance.

Full Year 2025 Highlights
•Light vehicle eProducts grew approximately 23% in 2025 compared with 2024 due to demand for the Company’s leading-edge hybrid and electric technologies in Europe and Asia.
•The Company’s U.S. GAAP operating margin was 3.7%, which includes $624 million of goodwill, intangible asset and property, plant and equipment impairment charges within our PowerDrive Systems and Battery & Charging Systems segments. BorgWarner achieved an adjusted operating margin of 10.7% during 2025, up 60 basis points compared with 2024. This increase was driven by strong eProducts growth and cost controls across the business.
•Operating cash flow increased to $1,648 million, up approximately 19% compared to 2024. Free cash flow increased to $1,208 million, up approximately 66% compared with 2024 due to strong operating income and capital expenditure management.
•The Company’s U.S. GAAP net earnings per diluted share were $1.28. Adjusted net earnings per diluted share were $4.91, up approximately 14% compared with 2024 due to higher adjusted operating income and over $500 million in share repurchases.
•Secured a supply agreement for a turbine generator system for the artificial intelligence (AI) driven data center market and other microgrid applications.
•Secured a record number of light vehicle awards across the Company’s Foundational and eProduct portfolios that we expect will accelerate profitable growth in 2027 and beyond.

New Business Awards Across Portfolio
The Company secured multiple new business awards that are expected to support its long-term profitable growth, including the following:
Turbine Generator System Award for AI Driven Data Center Market and Other Microgrid Applications
•Master Supply Agreement with TurboCell, a subsidiary of full stack data center infrastructure developer Endeavour, to supply a highly modular turbine generator system. This product has been in development for over three years and utilizes the Company’s turbocharging, thermal management, power electronics, advanced software controls and high-speed rotating electric core competencies to bring an innovative solution for the next wave of artificial intelligence driven data center demand and other microgrid applications. BorgWarner’s turbine generator system is expected to be transformative by addressing the growing demand for high-power alternatives to traditional power generation. Additionally, the turbine generator system provides significant power, modular and fuel flexibility, while also providing a lower emissions footprint versus traditional products. Production is expected to begin in early 2027 with estimated sales of more than $300 million during the first year of production.
Other New Business Awards
•Variable turbine geometry turbocharger (VTG) conquest award with a major European OEM for the North American market used on hybrid vehicles. Production is expected to begin in 2028.
•Integrated drive module (iDM) award with a major North American OEM used on range extended electric vehicle trucks and large-frame SUVs. Production is expected to begin in 2029.
•Integrated drive module (iDM) award with a premium European OEM to support a hybrid range extended powertrain architecture. Production is expected to begin in 2029.
•Battery management system (BMS) award with a global OEM supporting additional B-segment and C-segment passenger cars as well as light commercial vehicles for both battery electric and plug-in hybrid electric vehicles. Production is expected to begin in 2029.
•Electric cross differential (eXD) award with a leading Chinese OEM used on 48V electrical and electronic architectures.

Fourth Quarter Highlights (continuing operations basis):
•U.S. GAAP net sales of $3,572 million, an increase of 3.9% compared with fourth quarter 2024.
◦Excluding the impact of foreign currencies, organic sales were up 0.8% compared with fourth quarter 2024.
•U.S. GAAP net loss of $(1.23) per diluted share.
◦Excluding the $2.58 of net losses per diluted share related to non-comparable items (detailed in the table below), adjusted net earnings were $1.35 per diluted share.
•U.S. GAAP operating loss of $(238) million, or (6.7)% of net sales.
◦Excluding $665 million of net pretax expense related to non-comparable items, adjusted operating income was $427 million, or 12.0% of net sales.
•Net cash provided by operating activities of $619 million.
◦Free cash flow of $470 million.

Full Year Highlights (continuing operations basis):
•U.S. GAAP net sales of $14,316 million, an increase of 1.6% when compared with 2024.
◦Excluding the impact of foreign currencies, organic sales were up 0.5% compared with 2024.
•U.S. GAAP net earnings of $1.28 per diluted share.
◦Excluding $3.63 of net losses per diluted share related to non-comparable items (detailed in the table below), adjusted net earnings were $4.91 per diluted share, an increase of approximately 14% compared with 2024.
•U.S. GAAP operating income of $536 million, or 3.7% of net sales.
◦Excluding $1,001 million of net pretax expense related to non-comparable items, adjusted operating income was $1,537 million, or 10.7% of net sales, up 60 basis points compared with 2024.
•Net cash provided by operating activities of $1,648 million.
◦Free cash flow of $1,208 million, an increase of approximately 66% compared with 2024.

Financial Results (continuing operations basis):
The Company believes the following table is useful in highlighting non-comparable items that impacted its GAAP net earnings per diluted share. The non-comparable items presented below are calculated after tax using the corresponding effective tax rate discrete to each item and the weighted average number of diluted shares for the periods presented. The Company defines adjusted earnings per diluted share as earnings per diluted share adjusted to eliminate the impact of restructuring expense, merger, acquisition and divestiture expense, other net expenses, discontinued operations, other gains and losses not reflective of the Company’s ongoing operations and related tax effects.

	Three Months Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024
(Loss) earnings per diluted share	$(1.23)	$(1.84)	$1.28	$1.63

Non-comparable items:
Impairment charges	2.51	2.80	2.63	2.73
Restructuring expense	0.09	0.03	0.36	0.24
Accelerated depreciation	0.04	0.05	0.31	0.18
Legal settlement	0.01	—	0.18	—
Costs to exit charging business	—	—	0.14	—
Impairment of investment	0.07	—	0.07	—
Chief Executive Officer ("CEO") transition compensation	—	—	0.05	—
Loss on sale of assets	0.01	—	0.03	—
Adjustments associated with Spin-Off related balances	—	0.01	0.03	0.14
Write-off of customer incentive asset	—	—	0.03	—
Merger and acquisition expense, net	—	0.01	0.02	—
Loss on sale of businesses	—	0.01	0.01	0.04
Change in accounting method	—	(0.10)	—	(0.10)
Commercial contract settlement	—	—	—	0.07
Gain on debt extinguishment	—	—	—	(0.01)
Unrealized gain on equity securities	(0.01)	—	(0.01)	—
Insurance recovery	—	—	(0.07)	—
Tax adjustments	(0.16)	0.02	(0.23)	(0.64)
Other non-comparable items	0.02	0.02	0.08	0.04
Adjusted earnings per diluted share	$1.35	$1.01	$4.91	$4.32

Net sales were $3,572 million for the fourth quarter 2025, an increase of approximately 3.9% compared with the fourth quarter 2024. This increase was primarily due to light vehicle eProduct sales growth, partially offset by lower industry volume and lower Battery & Charging Systems segment sales. Net loss for the fourth quarter 2025 was $262 million, or $(1.23) per diluted share, compared with net loss of $403 million, or $(1.84) per diluted share, for the fourth quarter 2024. Adjusted net earnings per diluted share for the fourth quarter 2025 were $1.35, up approximately 34% from adjusted net earnings per diluted share of $1.01 for the fourth quarter 2024. Adjusted net earnings for the fourth quarter 2025 excluded net non-comparable items of $(2.58) per diluted share, while adjusted net earnings for the fourth quarter 2024 excluded net non-comparable items of $(2.85) per diluted share. Non-comparable items include $582 million of goodwill, intangible asset and property, plant and equipment impairment charges recorded during the fourth quarter in our PowerDrive Systems and Battery & Charging Systems segments. These and other non-comparable items are listed in the table above, which is provided by the Company for comparison with other results and the most directly comparable U.S. GAAP measures. The increase in adjusted net earnings per diluted share was primarily due to the impact of higher adjusted operating income, the impact of our share repurchases and a lower effective tax rate.

Full Year 2026 Guidance: At the mid-point of its 2026 guidance, BorgWarner expects to deliver another year of adjusted operating margin improvement and adjusted earnings per share growth despite the Company’s expectation that its weighted light vehicle markets will be down 3% to approximately flat and a decline in the Company’s Battery & Charging Systems segment sales. Net sales are expected to be in the range of $14.0 billion to $14.3 billion in 2026, compared with 2025 sales of $14.3 billion. The Company’s net sales guidance implies a year-over-year change in organic sales of down 3.5% to down 1.5%. The Company’s net sales guidance includes an expected year-over-year sales decline of approximately $210 million in the Company’s Battery & Charging Systems segment, which represents approximately a 1.5% headwind to organic growth in 2026. Foreign currencies are expected to result in a year-over-year increase in sales of approximately $200 million primarily due to the strengthening of the Euro and Chinese Renminbi against the U.S. dollar.

U.S. GAAP operating margin is expected to be in the range of 9.8% to 10.0% in 2026. Excluding the impact of non-comparable items and the add back of intangible asset amortization expense, adjusted operating margin is expected to be in the range of 10.7% to 10.9%. U.S. GAAP net earnings are expected to be within a range of $4.74 to $4.91 per diluted share. Excluding the impact of non-comparable items, adjusted net earnings are expected to be within a range of $5.00 to $5.20 per diluted share. Full-year operating cash flow is expected to be in the range of $1,600 million to $1,700 million, while free cash flow is expected to be in the range of $900 million to $1,100 million.

At 9:30 a.m. ET today, a brief conference call concerning fourth quarter and full year 2025 results and full year 2026 guidance will be webcast at: https://www.borgwarner.com/investors. Additionally, an earnings call presentation will be available at https://www.borgwarner.com/investors.

For more than 130 years, BorgWarner Inc. (NYSE: BWA) has been a transformative global product leader bringing successful mobility innovation to market. Today, we’re accelerating the world’s transition to eMobility -- to help build a cleaner, healthier, safer future for all.

# # #

Forward Looking Statements: This release may contain forward-looking statements as contemplated by the 1995 Private Securities Litigation Reform Act that are based on management’s current outlook, expectations, estimates and projections. Words such as “anticipates,” “believes,” “continues,” “could,” “designed,” “effect,” “estimates,” “evaluates,” “expects,” “forecasts,” “goal,” “guidance,” “initiative,” “intends,” “may,” “outlook,” “plans,” “potential,” “predicts,” “project,” “pursue,” “seek,” “should ,” “target,” “when,” “will,” “would,” and variations of such words and similar expressions are intended to identify such forward-looking statements. Further, all statements, other than statements of historical fact, contained or incorporated by reference in this release that we expect or anticipate will or may occur in the future regarding our financial position, including our guidance for full year 2026, our business strategy and measures to implement that strategy, including changes to operations, competitive strengths, goals, expansion and profitable growth of our business and operations, plans, references to future success, including the launch of the turbine generator system and our other new business awards and other such matters, are forward-looking statements. Accounting estimates, such as those described under the heading “Critical Accounting Policies and Estimates” in Item 7 of our most recently filed Annual Report on Form 10-K (“Form 10-K”), are inherently forward-looking. All forward-looking statements are based on assumptions and analyses made by us in light of our experience and our perception of historical trends, current conditions and expected future developments, as well as other factors we believe are appropriate under the circumstances. Forward-looking statements are not guarantees of performance, and the Company’s actual results may differ materially from those expressed, projected or implied in or by the forward-looking statements.
You should not place undue reliance on these forward-looking statements, which speak only as of the date of this release. Forward-looking statements are subject to risks and uncertainties, many of which are difficult to predict and generally beyond our control, that could cause actual results to differ materially from those expressed, projected or implied in or by the forward-looking statements. These risks and uncertainties, among others, include: supply disruptions impacting us or our customers, commodity availability and pricing, and an inability to achieve expected levels of recoverability in commercial negotiations with customers concerning these costs; competitive challenges from existing and new competitors, including original equipment manufacturer (“OEM”) customers; the challenges associated with rapidly changing technologies, including artificial intelligence, and our ability to innovate in response; potential delays and other challenges associated with launching a new product, such as the turbine generator system, as it involves a new industry for the company; the difficulty in forecasting demand for electric vehicles and our electric vehicles revenue growth; potential future changes in laws and regulations, including, by way of example, taxes and tariffs, in the countries in which we operate; potential disruptions in the global economy caused by wars or other geopolitical conflicts; the ability to identify targets and consummate acquisitions on acceptable terms; failure to realize the expected benefits of acquisitions on a timely basis; the possibility that our 2023 tax-free spin-off of our former Fuel Systems and Aftermarket segments into a separate publicly traded company will not achieve its intended benefits; the failure to promptly and effectively integrate acquired businesses; the potential for unknown or inestimable liabilities relating to the acquired businesses; impacts of our exit of the charging business; our dependence on automotive and truck production, which is highly cyclical and subject to disruptions; our reliance on major OEM customers; impacts of any future strikes involving any of our OEM customers and any actions such OEM customers take in response; fluctuations in interest rates and foreign currency exchange rates; our dependence on information systems; the uncertainty of the global economic environment; the uncertainty surrounding global trade policies, including tariffs and export restrictions and their impact on the Company, its customers and its suppliers; the outcome of existing or any future legal proceedings, including litigation with respect to various claims, or governmental investigations, including related litigation; impacts from any potential future acquisition or disposition transactions; and the other risks discussed in reports that we file with the Securities and Exchange Commission, including in Item 1A. “Risk Factors” in our most recently filed Annual Report on Form 10-K and/or Quarterly Report on Form 10-Q. We do not undertake any obligation to update or announce publicly any updates to or revisions to any of the forward-looking statements in this release to reflect any change in our expectations or any change in events, conditions, circumstances, or assumptions underlying the statements.

BorgWarner Inc.
Condensed Consolidated Statements of Operations (Unaudited)
(in millions, except per share amounts)
	Three Months Ended		Year Ended
	December 31,		December 31,
	2025	2024	2025	2024
Net sales	$3,572	$3,439	$14,316	$14,086
Cost of sales	2,841	2,756	11,642	11,438
Gross profit	731	683	2,674	2,648
Gross margin	20.5%	19.9%	18.7%	18.8%

Selling, general and administrative expenses	331	340	1,304	1,350
Restructuring expense	30	9	101	74
Other operating expense (income), net	26	4	109	32
Impairment charges	582	646	624	646
Operating (loss) income	(238)	(316)	536	546

Equity in affiliates’ earnings, net of tax	(6)	(4)	(35)	(27)
Unrealized and realized (gain) loss on debt and equity securities	(1)	1	(3)	1
Interest expense, net	6	3	39	20
Other postretirement expense	3	3	11	13
(Loss) earnings from continuing operations before income taxes and noncontrolling interest	(240)	(319)	524	539

Provision for income taxes	1	67	189	111
Net (loss) earnings from continuing operations	(241)	(386)	335	428
Net loss from discontinued operations	—	(2)	—	(29)
Net (loss) earnings	(241)	(388)	335	399
Net earnings from continuing operations attributable to the noncontrolling interest, net of tax	21	17	58	61
Net (loss) earnings attributable to BorgWarner Inc.	$(262)	$(405)	$277	$338

Amounts attributable to BorgWarner Inc.:
Net (loss) earnings from continuing operations	$(262)	$(403)	$277	$367
Net loss from discontinued operations	—	(2)	—	(29)
Net (loss) earnings attributable to BorgWarner Inc.	$(262)	$(405)	$277	$338

(Loss) earnings per share from continuing operations — diluted	$(1.23)	$(1.84)	$1.28	$1.63
Loss per share from discontinued operations — diluted	—	(0.01)	—	(0.13)
(Loss) earnings per share attributable to BorgWarner Inc. — diluted	$(1.23)	$(1.85)	$1.28	$1.50

Weighted average shares outstanding — diluted	212.9	219.1	216.4	224.8

BorgWarner Inc.
Net Sales by Reporting Segment (Unaudited)
(in millions)	Three Months Ended		Year Ended
	December 31,		December 31,
	2025	2024	2025	2024
Turbos & Thermal Technologies	$1,400	$1,412	$5,772	$5,887
Drivetrain & Morse Systems	1,412	1,351	5,654	5,577
PowerDrive Systems	623	525	2,347	1,937
Battery & Charging Systems	149	162	590	729
Inter-segment eliminations	(12)	(11)	(47)	(44)
Net sales	$3,572	$3,439	$14,316	$14,086

Segment Adjusted Operating Income (Loss) (Unaudited)
(in millions)
	Three Months Ended		Year Ended
	December 31,		December 31,
	2025	2024	2025	2024
Turbos & Thermal Technologies	$198	$223	$879	$877
Drivetrain & Morse Systems	271	240	1,041	1,010
PowerDrive Systems	28	(14)	(83)	(144)
Battery & Charging Systems	2	(14)	(39)	(47)
Segment Adjusted Operating Income	499	435	1,798	1,696
Corporate, including stock-based compensation	72	83	261	279
Impairment charges	582	646	624	646
Restructuring expense	30	9	101	74
Accelerated depreciation	9	15	90	50
Intangible asset amortization expense	17	18	66	69
Legal settlement	2	—	40	—
Costs to exit charging business	—	—	32	—
Impairment of investment	16	—	16	—
Chief Executive Officer ("CEO") transition compensation	—	—	11	—
Loss on sale of assets	3	2	9	2
Adjustments associated with Spin-Off related balances	—	3	7	17
Write-off customer incentive asset	—	—	7	—
Merger and acquisition expense, net	1	2	5	2
Loss on sale of business	—	3	2	6
Change in accounting method	—	(29)	—	(29)
Commercial contract settlement	—	—	—	15
Insurance Recovery	—	—	(21)	—
Other non-comparable items	5	(1)	12	19
Equity in affiliates' earnings, net of tax	(6)	(4)	(35)	(27)
Unrealized and realized (gain) loss on equity and debt securities	(1)	1	(3)	1
Interest expense, net	6	3	39	20
Other postretirement expense	3	3	11	13
(Loss) earnings from continuing operations before income taxes and noncontrolling interest	(240)	(319)	524	539
Provision for income taxes	1	67	189	111
Net (loss) earnings from continuing operations	(241)	(386)	335	428
Net earnings from continuing operations attributable to the noncontrolling interest, net of tax	21	17	58	61
Net (loss) earnings from continuing operations attributable to BorgWarner Inc.	$(262)	$(403)	$277	$367

BorgWarner Inc.
Condensed Consolidated Balance Sheets (Unaudited)
(in millions)
	December 31, 2025	December 31, 2024
ASSETS
Cash and cash equivalents	$2,313	$2,094
Receivables, net	2,962	2,843
Inventories	1,207	1,251
Prepayments and other current assets	313	333
Total current assets	6,795	6,521

Property, plant and equipment, net	3,330	3,575
Other non-current assets	3,644	3,897
Total assets	$13,769	$13,993

LIABILITIES AND EQUITY
Notes payable and other short-term debt	$5	$398
Accounts payable	1,996	2,032
Other current liabilities	1,281	1,216
Total current liabilities	3,282	3,646

Long-term debt	3,894	3,763
Other non-current liabilities	979	878
Total liabilities	8,155	8,287

Total BorgWarner Inc. stockholders’ equity	5,442	5,532
Noncontrolling interest	172	174
Total equity	5,614	5,706
Total liabilities and equity	$13,769	$13,993

BorgWarner Inc.
Condensed Consolidated Statements of Cash Flows (Unaudited)
(in millions)	Year Ended
	December 31,
	2025	2024
OPERATING ACTIVITIES OF CONTINUING OPERATIONS
Net cash provided by operating activities from continuing operations	$1,648	$1,382
INVESTING ACTIVITIES OF CONTINUING OPERATIONS
Capital expenditures, including tooling outlays	(469)	(671)
Customer advances related to capital expenditures	29	18
Insurance proceeds received for damage to property, plant and equipment	4	—
Proceeds from sale of businesses, net	7	8
Proceeds from settlement of net investment hedges, net	18	46
Payments for investments in debt and equity securities, net	—	(8)
Proceeds from asset disposals and other, net	43	4
Net cash used in investing activities from continuing operations	(368)	(603)
FINANCING ACTIVITIES OF CONTINUING OPERATIONS
Payments on notes payable	(5)	—
Additions to debt	—	1,008
Repayments of debt, including current portion	(409)	(525)
Payments for debt issuance costs	—	(9)
Payments for purchase of treasury stock	(508)	(402)
Payments for stock-based compensation items	(22)	(23)
Payments for business acquired, net of cash acquired	—	(4)
Payments for contingent consideration	(4)	(1)
Dividends paid to BorgWarner stockholders	(119)	(98)
Dividends paid to noncontrolling stockholders	(49)	(113)
Net cash used in financing activities from continuing operations	(1,116)	(167)
CASH FLOWS FROM DISCONTINUED OPERATIONS
Operating activities of discontinued operations	—	(30)
Net used in discontinued operations	—	(30)
Effect of exchange rate changes on cash	55	(22)
Net increase in cash and cash equivalents	219	560
Cash and cash equivalents at beginning of year	2,094	1,534
Cash and cash equivalents at end of year	$2,313	$2,094

Supplemental Financial Information (Unaudited)
(in millions)	Year Ended
	December 31,
	2025	2024
Depreciation and tooling amortization	$653	$604
Intangible asset amortization	66	69

Non-GAAP Financial Measures
This press release contains certain information about BorgWarner’s financial results that is not presented in accordance with U.S. GAAP. Such non-GAAP financial measures are reconciled to their closest U.S. GAAP financial measures below and in the Financial Results table above. The provision of these comparable U.S. GAAP financial measures is not intended to indicate that BorgWarner is explicitly or implicitly providing projections on those U.S. GAAP financial measures, and actual results for such measures are likely to vary from those presented. The reconciliations include all information reasonably available to the Company at the date of this press release and the adjustments that management can reasonably predict.

Management believes that these non-GAAP financial measures are useful to management, investors, and banking institutions in their analyses of the Company's business and operating performance to facilitate comparisons and better identify trends in our business. Management also uses this information for operational planning and decision-making purposes.

Non-GAAP financial measures are not and should not be considered a substitute for any U.S. GAAP measure. Additionally, because not all companies use identical calculations, the non-GAAP financial measures as presented by BorgWarner may not be comparable to similarly titled measures reported by other companies.

Adjusted Operating Income and Adjusted Operating Margin
The Company defines adjusted operating income as operating income adjusted to exclude the impact of restructuring expense, impairment charges, merger, acquisition and divestiture expense, intangible asset amortization expense, other net expenses, discontinued operations, and other gains and losses not reflective of the Company’s ongoing operations. Adjusted operating margin is defined as adjusted operating income divided by net sales.

Adjusted Net Earnings
The Company defines adjusted net earnings as net earnings attributable to BorgWarner Inc. adjusted to eliminate the impact of restructuring expense, merger, acquisition and divestiture expense, other net expenses, discontinued operations, and other gains and losses not reflective of the Company’s ongoing operations, and related tax effects. The impact of intangible asset amortization expense continues to be included in adjusted net earnings.

Adjusted Earnings per Diluted Share
The Company defines adjusted earnings per diluted share as earnings per diluted share adjusted to eliminate the impact of restructuring expense, merger, acquisition and divestiture expense, other net expenses, discontinued operations, and other gains and losses not reflective of the Company’s ongoing operations, and related tax effects. The impact of intangible asset amortization expense continues to be included in adjusted earnings per share.

Free Cash Flow
The Company defines free cash flow as net cash provided by operating activities minus capital expenditures, net of customer advances related to capital expenditures. The Company believes this measure is useful to both management and investors in evaluating the Company’s ability to service and repay its debt.

Organic Net Sales Change
The Company defines organic net sales changes as net sales change year-over-year excluding the estimated impact of foreign exchange (FX) and net mergers, acquisitions and divestitures.

Adjusted Operating Income and Adjusted Operating Margin (Unaudited)
	Three Months Ended		Year Ended
	December 31,		December 31,
(in millions)	2025	2024	2025	2024
Net sales	$3,572	$3,439	$14,316	$14,086

Operating (loss) income	(238)	(316)	536	546
Operating margin	(6.7)%	(9.2)%	3.7%	3.9%

Non-comparable items:
Impairment charges	$582	$646	$624	$646
Restructuring expense	30	9	101	74
Accelerated depreciation	9	15	90	50
Intangible asset amortization	17	18	66	69
Legal settlement	2	—	40	—
Costs to exit charging business	—	—	32	—
Impairment of investment	16	—	16	—
Chief Executive Officer ("CEO") transition compensation	—	—	11	—
Loss on sale of assets	3	2	9	2
Adjustments associated with Spin-Off related balances	—	3	7	17
Write-off customer incentive asset	—	—	7	—
Merger and acquisition expense, net	1	2	5	2
Loss on sale of businesses	—	3	2	6
Change in accounting method	—	(29)	—	(29)
Commercial contract settlement	—	—	—	15
Insurance recovery	—	—	(21)	—
Other non-comparable items	5	(1)	12	19
Net non-comparable items	$665	$668	$1,001	$871

Adjusted operating income	$427	$352	$1,537	$1,417
Adjusted operating margin	12.0%	10.2%	10.7%	10.1%

Free Cash Flow Reconciliation (Unaudited)
	Three Months Ended December 31,		Year Ended December 31,
(in millions)	2025	2024	2025	2024
Net cash provided by operating activities from continuing operations	$619	$682	$1,648	$1,382
Capital expenditures, including tooling outlays	(162)	(161)	(469)	(671)
Customer advances related to capital expenditures	13	18	29	18
Free cash flow	$470	$539	$1,208	$729

Fourth Quarter 2025 Organic Net Sales Change (Unaudited)
(in millions)	Q4 2024 Net Sales	FX	Organic Net Sales Change	Q4 2025 Net Sales	Organic Net Sales Change %

Turbos & Thermal Technologies	$1,412	$53	$(65)	$1,400	(4.6)%
Drivetrain & Morse Systems	1,351	27	34	1,412	2.5%
PowerDrive Systems	525	17	81	623	15.4%
Battery & Charging Systems	162	7	(20)	149	(12.3)%
Inter-segment eliminations	(11)	—	(1)	(12)	9.1%
Net sales	$3,439	$104	$29	$3,572	0.8%

Full Year 2025 Organic Net Sales Change (Unaudited)
(in millions)	2024 Net Sales	FX	Organic Net Sales Change	2025 Net Sales	Organic Net Sales Change %

Turbos & Thermal Technologies	$5,887	$77	$(192)	$5,772	(3.3)%
Drivetrain & Morse Systems	5,577	42	35	5,654	0.6%
PowerDrive Systems	1,937	22	388	2,347	20.0%
Battery & Charging Systems	729	13	(152)	590	(20.9)%
Inter-segment eliminations	(44)	—	(3)	(47)	6.8%
Net sales	$14,086	$154	$76	$14,316	0.5%

Adjusted Operating Income and Adjusted Operating Margin Guidance Reconciliation (Unaudited)
	Full-Year 2026 Guidance
(in millions)	Low	High
Net sales	$14,000	$14,300

Operating income	$1,373	$1,428
Operating margin	9.8%	10.0%

Non-comparable items:
Restructuring expense	$70	$80
Intangible asset amortization	57	57
Adjusted operating income	$1,500	$1,565
Adjusted operating margin	10.7%	10.9%

Adjusted Earnings Per Diluted Share Guidance Reconciliation (Unaudited)
	Full-Year 2026 Guidance
	Low	High
Earnings per Diluted Share	$4.74	$4.91

Non-comparable items:
Restructuring expense	0.26	0.29
Adjusted Earnings per Diluted Share	$5.00	$5.20

Free Cash Flow Guidance Reconciliation From Continuing Operations (Unaudited)
	Full-Year 2026 Guidance
(in millions)	Low	High
Net cash provided by operating activities	$1,600	$1,700
Capital expenditures, including tooling outlays	(700)	(600)
Free cash flow	$900	$1,100

Full Year 2026 Organic Net Sales Change Guidance Reconciliation (Unaudited)
(in millions)	FY 2025 Net Sales	FX	Organic Net Sales Change	FY 2026 Net Sales	Organic Net Sales Change %	LV Weighted Market	Outgrowth
Low	$14,316	$200	$(516)	$14,000	(3.6)%	(3.0)%	(0.6)%
High	$14,316	$200	$(216)	$14,300	(1.5)%	—%	(1.5)%

Full Year 2026 Estimated Year-Over-Year Change in Production (Unaudited)

	North America	Europe	China	Total	BorgWarner Weighted Total
Light vehicle	(5)% to (1)%	(2)% to 0.5%	(4)% to (1)%	(2)% to 0%	(3)% to 0%